March 11, 2016

[Address]

Dear Bob,

As a key member of Avon Products, Inc. (“Avon” or the “Company”), your ongoing commitment to our team and this Company is vital to our success. Recognizing that your contributions have been and will continue be an asset to Avon, I am pleased to offer you the opportunity to enter into this bonus agreement (“Bonus Agreement”) pursuant to which you will be eligible to receive a special one-time bonus (“Bonus”). The total gross amount of the Bonus will be US $450,000.

The Bonus will be delivered in two separate cash payments (each, a “Bonus Installment”) on the following dates (each such date, a “Bonus Payment Date”):

(i)	the first Bonus Installment of US $225,000 on March 18, 2016, and

(ii)	the second Bonus Installment of US $225,000 on December 15, 2016;

provided that you will be eligible to receive a Bonus Installment only if you are actively employed by the Company on the applicable Bonus Payment Date and have not violated any confidentiality obligations as described below,. In the event that you voluntarily terminate employment or are terminated for Cause on or before any Bonus Payment Date, you will not be eligible to receive the Bonus Installment that would otherwise be payable on such Bonus Payment Date. Notwithstanding the foregoing, if you die, become disabled or are involuntarily terminated without Cause by the Company, you will be eligible to receive the full amount of any unpaid Bonus Installments within fifteen (15) business days following such event. In no event will you receive payment of the Bonus if it is determined that you have violated the confidentiality obligations as set forth under the Company’s Code of Conduct, including the unauthorized sharing of information in connection with any strategic options that the Company may consider.

For purposes of this Bonus Agreement, a termination for “Cause” means a termination by Avon of you for any of the reasons set forth under the definition of “Cause” under the Stock Plan. All determinations of whether any of the reasons set forth above have occurred and/or whether cause shall have occurred will be determined by Avon in its sole discretion.
This Bonus Agreement will be subject to any applicable Avon recoupment policy or procedures. This Bonus Agreement shall not be construed as conferring upon you any right to continue in the employment of Avon or any of its subsidiaries or affiliates. Like all of Avon’s other compensation and benefit plans and arrangements, nothing contained in this Bonus Agreement shall be construed to prevent Avon or any of its affiliates from taking any corporate action which is deemed by Avon in its sole discretion to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Bonus Agreement, you or your eligibility to receive a Bonus hereunder. As such, you hereby acknowledge and agree that you have no claim, and hereby waive any potential claim that you may have in the future, against Avon or its affiliates as a result of any such corporate action.
This Bonus Agreement is intended to be exempt from the requirements under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and will be interpreted in a manner consistent therewith.
The intent of Avon is that payment of the Bonus comply with applicable tax laws. Avon will comply with all payroll/tax withholding requirements and will deduct or withhold from any amount payable under this Bonus Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation. Avon cannot guarantee the tax treatment of the Bonus (including the tax treatment under Section 409A), and makes no representation regarding such tax treatment.
This Bonus Agreement sets forth the entire agreement between Avon and you regarding the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of Avon.

The interpretation, construction and performance of this Bonus Agreement will be governed by the laws of the State of New York (without giving effect to its conflicts of law).
Thank you for your valuable service.

Best regards,

/s/ James Scully
James Scully
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Accepted and agreed to:

/s/ Robert Loughran                3/18/16
________________________ ________________________
Robert Loughran                     Date*

*Completed document must be returned to Ann Verillo, VP Global Compensation & Benefits, by March 18, 2016.